UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 21, 2008

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-17948	94-2838567
(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Retirement

On May 15, 2008, at a regularly-scheduled meeting of the Board of Directors of Electronic Arts Inc. (the “Company”), Timothy Mott declared his intention to retire from the Board of Directors and not stand for re-election at the Company’s 2008 Annual Meeting of Stockholders, which is scheduled for July 31, 2008. Mr. Mott has served as a Director of the Company since 1990 and his retirement will become effective at the Company’s 2008 Annual Meeting of Stockholders.

Grant of Performance-Based Restricted Stock Unit Awards

On May 15, 2008, the Board of Directors of the Company, together with the Compensation Committee of the Board of Directors, approved grants of performance-based restricted stock units (“Performance-Based RSUs”) to certain Company employees at the level of senior vice president and higher.

In February 2008, the Company publicly disclosed its long-term strategy to profitably grow its business in order to achieve certain financial objectives for its fiscal year ending March 31, 2011. The Performance-Based RSUs are intended to strengthen the link between the compensation the Company offers its executive officers and the Company’s achievement of its long-term financial objectives. The Performance-Based RSUs were granted to the Company’s executive officers in lieu of annual stock option grants they would have otherwise been eligible to receive in fiscal 2009 and fiscal 2010.

The Performance-Based RSUs vest in three equal amounts, with the vesting of each amount being contingent upon the Company’s achievement of one of three progressively higher non-GAAP net income targets (as measured on a trailing-four-quarter basis). The highest of the three targets corresponds to the Company’s non-GAAP operating income objective for fiscal 2011, adjusted for certain assumptions, including assumptions related to (a) other income and expenses, and (b) the Company’s long-term non-GAAP tax rate. The Company believes that the three targets, which range from approximately two to three times the Company’s non-GAAP net income for fiscal 2008, will be challenging to achieve. To the extent that the Company has not achieved one or more of the non-GAAP net income targets by June 30, 2011, the portion of the award that vests upon the achievement of the applicable target will be cancelled. Upon vesting, each Performance-Based RSU will be converted into one share of the Company’s common stock.

Subject to certain exceptions described below and/or in the Performance-Based RSU award agreement, recipients of the Performance-Based RSUs must be employed by the Company in order for the Performance-Based RSUs to vest. The Performance-Based RSUs may not be sold or transferred prior to vesting (other than by will or by the laws of descent and distribution). In addition, recipients of the Performance-Based RSUs are not entitled to receive dividends nor do they have any voting rights until the units vest and become shares of the Company’s common stock. In the event of a change of control of the Company (as defined in the Performance-Based RSU award agreement), the vesting of the Performance-Based RSUs may be accelerated to the earlier of: (a) June 30, 2011; (b) the date on which, during the time period beginning on the change of control and ending on the first anniversary of the change of control, the recipient’s employment is terminated without cause by the Company or is terminated for good reason by the recipient (as such terms are defined in the Performance-Based RSU award agreement); or (c) as of the date of the change of control if, during the two months immediately preceding a change of control, the recipient’s employment is terminated by the Company without Cause, and such termination is made in connection with the change of control, as determined by the Compensation Committee in its sole discretion. To the extent that the acceleration of the Performance-Based RSUs, when taken together with other arrangements offered by the Company or its affiliates, would cause a recipient to owe an excise tax under Section 280G of the Internal Revenue Code (“Section 280G”), the recipient’s award would be reduced to an amount that would not cause the Section 280G excise tax to apply. Notwithstanding the foregoing, if the recipient would receive a greater net after-tax benefit by having the Section 280G excise tax apply, the reduction described in the previous sentence would not be made.

The Company’s Chief Executive Officer, John Riccitiello, received a grant of 200,000 Performance-Based RSUs; the Company’s Chief Financial Officer, Eric Brown, received a grant of 100,000 Performance-Based RSUs; and the Company’s Executive Vice President of North American and European Publishing, Gerhard Florin, received a grant of 100,000 Performance-Based RSUs. None of the Company’s other current “named executive officers” (as identified in the Company’s definitive proxy statement filed in connection with its 2007 Annual Meeting of Stockholders) received Performance-Based RSUs.

The foregoing description of the Performance-Based RSUs does not purport to be complete and is qualified in its entirety by reference to the form of Performance-Based RSU award agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Performance-Based Restricted Stock Unit Agreement *

*	Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated: May 21, 2008	By:	/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President,
General Counsel and Secretary